                                                                    EXHIBIT 11.2


                         CARIBINER INTERNATIONAL, INC.

      Computation of Supplementary Pro Forma Net Income Per Common Share




                                                                                           For the year ended
                                                                                               September 30,
                                                                                       ------------------------
                                                                                          1995          1996
                                                                                       ----------   -----------

Weighted average common stock outstanding during the period (1)                         2,588,689     4,159,182
Common stock issued to repay current & long-term indebtedness (2)                       1,718,103       724,677
Conversion of Convertible Note into shares of preferred stock and the subsequent conversion of such shares into shares
   of Common Stock                                                                      2,055,000     2,055,000
Conversion of all outstanding shares of preferred stock into shares
    of Common Stock                                                                     1,541,250     1,541,250
Exercise of warrants                                                                      534,505       534,505
Effect of exercise of warrants computed in accordance with the
   treasury stock method                                                                  (99,441)      (44,830)
                                                                                       ----------   -----------
Total weighted average common stock outstanding during the period                       8,338,106     8,969,784
                                                                                       ==========   ===========

Income before taxes                                                                    $1,689,963   $12,291,115
Plus: reduction in interest expense from the conversion of the
   Convertible Note and repayment of substantially all other
   indebtedness from proceeds of the initial public offering                            3,321,000     1,915,871
                                                                                       ----------   -----------
Pro forma income before taxes                                                           5,010,963    14,206,986
Pro forma income tax expense                                                             (365,800)   (4,972,445)
                                                                                       ----------   -----------
Pro forma net income                                                                   $4,645,163   $ 9,234,541
                                                                                       ==========   ===========
Pro forma net income per common share                                                       $0.56         $1.03
                                                                                       ==========   ===========
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(1)  Pursuant to the Securities and Exchange Commission Staff Accounting
     Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.


(2) Supplementary earnings per share reflects the number of shares of common stock upon consummation of the initial public offering used to repay current and long-term indebtedness as if such issuance had occurred at the beginning of the periods presented.